Exhibit 99.1

April 10, 2023

By Email and Personal Delivery

Secretary

HF FOODS GROUP INC.

6325 South Rainbow Boulevard, Suite 420

Las Vegas, Nevada

Re:	Notice to the Secretary of Intention to Nominate Persons for Election as
Directors at the 2022-2023 Annual Meeting of Stockholders of f HF Foods Group Inc.

Greetings,

We, Weihui Kwok and Yuanyuan Wu (the “Proposing Shareholders”), pursuant to Section 2.7 and 2.8 of Article II of the amended and restated bylaws (the “Bylaws”) of HF Foods Group Inc., a Delaware corporation (the “Company”), hereby notify you that we intend to nominate five persons as Directors for election to the Board of Directors of the Company (the “Board”) at the 2022-2023 Annual Meeting of Stockholders of the Company announced and scheduled to take place on June 1, 2023, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter, including the exhibits, schedule and annex hereto, as well as the documents incorporated by reference herein, are collectively referred to as the “Notice.” The persons we intend to nominate for election to the Board at the Annual Meeting are Christopher Ray McDowell, Charles Reedy Ward, Michael K. Brooks, Haohan Xu, and Xiaoyu Li (each a “Nominee” and collectively, the “Nominees”). We believe that the Board is currently composed of five members (according to the Company’s Annual Report on Form 10-K filed on March 31, 2023). To the extent that the Company might purport to increase the size of the Board and/or the number of Directors, we reserve the right to nominate additional nominees for election to the Board at the Annual Meeting. Any additional nominations made pursuant to the preceding sentence would be without prejudice to the issue of whether such attempt by the Company to increase the size of the Board and/or the number of Directors was valid under the circumstances.

Pursuant to Section 2.7 and 2.8 of Article II of the Bylaws, the Proposing Shareholders represent, agree and set forth the following:

(a)	The Proposing Shareholders giving this Notice and intending to make the nominations set forth herein are Weihui Kwok and Yuanyuan Wu.

(b)

Our names and addresses are:

Weihui Kwok: 616 Atwarter Dr. Smyrna GA 30082

Tel: 678 910 3326, vincentkowk@hotmail.com

Yuanyuan Wu: 9973 TIMBERS DR, BLUE ASH, OH 45242-5551

Tel: 513 919 9043, Bitsbuy@hotmail.com

(c)

As shareholders of record:

Weihui Kwok is the record owner of 399,397 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). See Schedule A hereto.

Yuanyuan Wu is the record owner of 44,250 shares of Common Stock. See Schedule B hereto.

(d)	We are shareholders of record of Common Stock entitled to vote at the Annual Meeting and intend to appear in person or by proxy at the Annual Meeting to nominate the Nominees specified herein.

(e)	We, Weihui Kwok and Yuanyuan Wu, have engaged in extensive discussions as to the background, independence and qualifications of each Nominee and agreed to jointly nominate all the Nominees for election as Directors of the Company at the Annual Meeting.

(f)

We, Weihui Kwok and Yuanyuan Wu, formed a group (the “Group”) as of the date hereof that intends to engage in solicitation with respect to the nomination of Nominees. As part of the Group, the Proposing Shareholders have joined with the Irrevocable Trust for Raymond Ni (the “Trust”), a current beneficial owner of 5,591,553 shares of Common Stock. Schedule C lists the shares that the Trust holds. The Group intends to file a 13D amendment to reflect the group’s holdings and intentions. The Trust previously filed a Schedule 13D with respect to its holdings, on August 31, 2018 and we refer you to the filing. As reported therein, on August 22, 2018, pursuant to a merger agreement dated as of March 28, 2018, or the “Acquisition Agreement,” by and among Atlantic Acquisition Corp. (“Atlantic”), HF Group Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Atlantic, HF Group Holding Corporation, a North Carolina corporation, or “HF Group,” and the stockholders of HF Group, the Trust received 5,591,553 shares of the Common Stock of the Company in exchange for its equity interest in HF Group.

In connection with the Acquisition Agreement, Atlantic, HF Group, the stockholders of HF Group, and Loeb & Loeb LLP, as escrow agent, entered into an Escrow Agreement at closing. Furthermore, Atlantic and each of the HF Group shareholders entered into a Lock-Up Agreement at closing, pursuant to which the stockholders of HF Group agreed, for a period of 365 days from the closing of the acquisition. In addition, Atlantic and the HF Group shareholders entered into a Registration Rights Agreement at closing.

A joint filing agreement with respect to the 13D is attached as Schedule D hereto.

(g)	We, Weihui Kwok and Yuanyuan Wu, and the Trust, agree that we will vote all of our shares of Common Stock for the election of the Nominees to the Board at the Annual Meeting.

(h)	Information regarding each Nominee required to be disclosed pursuant to Section 2.7 of Article II of the Bylaws is set forth in Exhibits A through E hereto.

(i)

Pursuant to Section 2.7 and Section 2.8 of Article II of the Bylaws, each Nominee’s written consent to his nomination, to being named as a nominee in any proxy statement we file and to serving as a director of the Company if elected, and a written representation and agreement according to Section 2.8(a)(ii) is included as Annex A hereto.

(j)

Pursuant to Section 2.8 of Article II of the Bylaws, each Nominee’s completed questionnaire with respect to the background, independence and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made, is included as Annex B hereto.

In addition to the foregoing, certain information regarding the qualifications of each Nominee responsive to the criteria and attributes is set forth in Exhibits A through E hereto (without conceding that any such information is required to be disclosed in this Notice). We expect that, if elected, each Nominee is prepared to commit sufficient time to attend to his duties and responsibilities as a member of the Board.

Except as set forth in the Notice (including the Exhibits hereto), (i) during the past ten (10) years, no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Nominee directly or indirectly beneficially owns any securities of the Company; (iii) no Nominee owns any securities of the Company; (iv) no Nominee has purchased or sold any securities of the Company during the past two (2) years; (v) no Nominee is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vi) no associate of any Nominee owns beneficially, directly or indirectly, any securities of the Company; (vii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (viii) no Nominee or any of his or her associates had any direct or indirect interest in any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 (with the possible exceptions of Mr. Michael K. Brooks and Mr. Charles Reedy Ward); (ix) no Nominee or any of his or her associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, nor with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (x) no Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting; (xi) no Nominee holds any positions or offices with the Company; (xii) no Nominee has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer (with the possible exceptions of the Nominee Mr. Haohan Xu and the Nominee Ms. Xiaoyu Li who are cousins); and (xiii) no companies or organizations, with which any of the Nominees has been employed in the past five (5) years, is a parent, subsidiary or other affiliate of the Company. Except as set forth in the Notice (including the Exhibits hereto), (i) there are no material proceedings to which any Nominee or any of his or her associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries and (ii) none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K occurred during the past ten (10) years.

We expect that each Nominee will furnish such other information with respect to such Nominee as the Company may reasonably require to determine the eligibility of such Nominee to serve as a director of the Company (without conceding the validity of any such requirement or request for additional information).

We intend to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees within the timelines and instructions of Section 2.7 of the Bylaws. If any change occurs with respect to our intent to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees or with respect to the names of such person’s nominees, we will notify the Company’s promptly.

We trust that this Notice complies in all respects with the Bylaws and applicable law. If the Company believes this Notice is incomplete or otherwise deficient in any respect, please notify me in writing immediately of such alleged deficiencies. We reserve the right, following receipt of any such notice, to either challenge, or attempt to cure, any alleged deficiencies. We also reserve the right to give further notice of additional business or nominations to be conducted or made at the Annual Meeting or other meeting of the Company’s stockholders, to revise the nominations described herein, or not to present any one or more nominations described herein.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies we may have, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement Nominee(s) we select.

We trust that the Board will recognize the interests of all stockholders in the timely scheduling of the Annual Meeting and hold the Annual Meeting as promptly as possible and, in any event, no later than the anniversary of the Company’s 2022-2023 Annual Meeting, and will not impose on the Company and its stockholders the expense and other consequences of an attempt to delay the Annual Meeting or the need for action by a court to compel an annual meeting in accordance with Delaware law. The delivery of this Notice shall not be deemed to limit in any respect any of our rights as stockholders of the Company, including, without limitation, under the Bylaws.

[The next page is the signature page]

Please address any correspondence or questions to Weihui Kwok, 616 Atwarter Dr. Smyrna GA 30082 Tel: 678 910 3326, vincentkowk@hotmail.com and Yuanyuan Wu, 9973 TIMBERS DR, BLUE ASH, OH 45242-5551 Tel: 5139199043, Bitsbuy@hotmail.com), with copy (which shall not constitute notice) to Carter Ledyard & Milburn LLP, 28 Liberty Street, New York, NY 10005, Attention: Guy Ben-Ami (benami@clm.com) and Pang Zhang-Whitaker (zhang@clm.com).

Please be advised that, notwithstanding the compliance by the Proposing Shareholders with the relevant provisions of the Bylaws, neither the delivery of this Notice in accordance with the terms of the Bylaws nor the delivery of additional information, if any, provided to the Company from and after the date hereof by or on behalf of Proposing Shareholders or any other person shall be deemed to constitute an admission that this Notice is in any way defective or as to the legality or enforceability of any particular provision of the Bylaws or any other matter, or a waiver by the Proposing Shareholders or any other person of its right to contest or challenge the enforceability thereof or of any other matter.

Very truly yours,

/s/ Weihui Kwok
Weihui Kwok

/s/ Yuanyuan Wu
Yuanyuan Wu

cc:

Xiao Mou Zhang

Chief Executive Officer

HF FOODS GROUP INC.

6330 San Vicente Boulevard

Los Angeles, CA 90048

Christine Chang

General Counsel and Chief Compliance Officer

HF FOODS GROUP INC.

6325 South Rainbow Boulevard, Suite 420

Las Vegas, Nevada

EXHIBIT A

Nominee Information for

Haohan Xu

Mr. Haohan Xu has served as the Co-Chief Executive Officer and Co-Chairperson of AnPac Bio-Medical Science Co., Ltd. (Nasdaq: ANPC) since October 2022. Mr. Xu is also the Chief Executive Officer of Apifiny Group Inc. He served as a Director of Mercurity Fintech Holding Inc. (Nasdaq: MFH) from July 31, 2019 to June 05, 2021. He currently serves as president and chief executive officer of Amazon Capital Inc. and is the founder and chief executive officer of 55 Global, a company developing asset network based on blockchain technologies. Prior to founding these companies, Mr. Xu worked as a private wealth management summer analyst at Morgan Stanley in the summer of 2018, where he focused on investments in the technology, media and telecommunication sector. From 2016 to 2017, Mr. Xu accumulated experience in the Fintech business through multiple positions at Galaxy Group and Haitou Capital in Beijing and New York. Mr. Xu received his bachelor of science from Columbia University.

Mr. Haohan Xu does not own, directly or indirectly, beneficially or of record, any shares of the Company’s Common Stock.

Business Address:

1411 Broadway FL16 New York NY

EXHIBIT B

Nominee Information for

Christopher Ray McDowell

Christopher Ray McDowell, Esq. is a litigation partner in a Cincinnati law firm, responsible for civil and criminal cases at all levels. Christopher’s practice focuses on criminal and commercial-related litigation as well as real estate transactions and regulatory compliance. This work includes all levels and all stages of criminal and civil proceedings. In addition, he is heavily involved with commercial landlord tenant law from leasing to evictions. He has more than 29 years of experience counseling clients across a broad-range of legal issues from commercial disputes to employee theft and loss.

Mr. McDowell holds a J.D. from West Virginia University College of Law and a B.A. from Marshall University in Political Science and History.

Mr. McDowell does not own, directly or indirectly, beneficially or of record, any shares of the Company’s Common Stock.

Address:

5014 Leonard Street, Cincinnati, Ohio 45208

EXHIBIT C

Nominee Information for

Charles Reedy Ward

Mr. Charles Reedy Ward is the founder of CRW Commercial Real Estate Advisors where he has worked since 2020. Between 2008 and 2020, he was a founding member of Midland Retail. He holds a Bachelor of Business Administration from the University of Cincinnati – College of Business Administration, with double major in Finance & Real Estate.

Mr. Ward does not own, directly or indirectly, beneficially or of record, any shares of the Company’s Common Stock.

Business Address:

7700 SHAWNEE RUN ROAD- SUITE C, CINCINNATI, OH 45243

EXHIBIT D

Nominee Information for

Michael K. Brooks

Mr. Michael K. Brooks has worked as the Senior Vice President of Merchandising and the Chief Merchant at W. Lee Flowers Co. since 2020, and at the Marketing & Sales Development at Brooks Partners Consulting since 2018. Between 2014 to 2017, he was the President, Chief Executive Officer & Member of Board of Directors of Busch’s Fresh Food Markets.

He holds a Masters of Science Organizational Leadership from Mt. Saint Joseph University and a Bachelor of Arts, Business Administration from Union Institute & University.

Mr. Brooks does not own, directly or indirectly, beneficially or of record, any shares of the Company’s Common Stock.

Business Address:

3242 Black Heath Dr

Florence, SC 29505

EXHIBIT E

Nominee Information for

Xiaoyu Li

Ms. Xiaoyu Li has served as Co-Chief Financial Officer and director of AnPac Bio-Medical Science Co., Ltd. (Nasdaq: ANPC) since October 2022 and as Chief Financial Officer of its subsidiary Fresh2 Technology Inc. since March 2023. She previously worked as a Financial Analyst at Apifiny Group from April 2019 to March 2023, and as an Investment Manager at Xinmoney Technology from April 2018 to September 2019. She has extensive experience in financing, management and investor relations, especially with respect to public companies. She was a director of Mercurity Fintech Holding Inc. (Nasdaq: MFH) from May 2018 to August 2021.

Ms. Li holds a master’s degree in finance from University of Illinois at Urbana-Champaign, and a bachelor’s degree in economics from University of Minnesota.

Ms. Xiaoyu Li does not own, directly or indirectly, beneficially or of record, any shares of the Company’s Common Stock.

Business Address:

1411 Broadway FL16, New York, NY

Annex A

Consents, Agreements

Annex B

Director Nominee Questionnaires

Schedule A

Shares Held by Weihui Kwok

Schedule B

Shares Held by Yuanyuan Wu

Schedule C

Shares Held by the Trust

Schedule D

Joint Filing Agreement